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                                                                      EXHIBIT 21
                                                                       1995 10-K

                            F&M BANCORPORATION, INC.

                              LIST OF SUBSIDIARIES


F&M Bank-Kaukauna*

F&M Merger Corporation

     F&M Bank-Fennimore*

     F&M Bank-Kiel*

     F&M Bank-Lakeland*

     F&M Bank-Northeast*

     F&M Bank-Portage County*

     F&M Bank-Potosi*

     F&M Bank-Superior*

     F&M Bank-Winnebago County*

BancUnion Corporation

     F&M Bank-Lancaster*

F&M Bank-Appleton*

F&M Bank-Hilbert*

F&M Bank-New London*

F&M Bank-Waushara County*

     Each of the above named subsidiaries is organized and existing under the laws of the State of Wisconsin.
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     *Each of these banks has a subsidiary organized and existing under the laws of the State of Nevada which holds and manages that bank's investments.